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                                                                      EXHIBIT 7

                          INDEMNIFICATION AGREEMENT

    This INDEMNIFICATION AGREEMENT (the "Agreement"), dated as of this 6th day of August, 1997, is by and among OUACHITA ENERGY PARTNERS, LTD., a Louisiana corporation ("Seller #1"), OUACHITA COMPRESSOR GROUP, L.L.C., a Louisiana limited liability company ("Seller #2") (Seller #1 and Seller #2 are collectively referred to herein as the "Sellers"), DENNIS W. ESTIS (the "Shareholder"), OEC ACQUISITION CORPORATION, a Delaware corporation (the "Purchaser"), and EQUITY COMPRESSION SERVICES CORPORATION, an Oklahoma corporation (the "Parent"). Seller #1, Seller #2, the Shareholder, the Purchaser and the Parent may be referred to herein individually as a "Party" and collectively as the "Parties."

                             W I T N E S S E T H:

    WHEREAS, the Parent, the Purchaser and Ouachita Energy Corporation, a Louisiana corporation ("OEC"), are parties to an Agreement and Plan of Merger dated as of May 15, 1997 (the "Merger Agreement") under which OEC and the Purchaser will be merged together (the "Merger") with the Purchaser being the surviving corporation of the Merger and succeeding to all of the property and assets of OEC; and

    WHEREAS, the Parent, the Purchaser, the Sellers and the Shareholder are also parties to that certain Asset Purchase and Sale Agreement dated as of May 15, 1997 (the "Asset Purchase Agreement") under which the Purchaser is acquiring certain assets and assuming certain liabilities of the Sellers and acquiring certain real and personal property from the Shareholder; and

    WHEREAS, the Sellers and the Shareholder desire to indemnify and hold the Parent and the Purchaser harmless from certain liabilities; and

    WHEREAS, the Parent and the Purchaser desire to hold the Sellers and the Shareholder harmless from certain liabilities; and

    WHEREAS, the execution of this Agreement is one of the conditions to the closing of the transactions contemplated by both the Merger Agreement and the Asset Purchase Agreement; and

    WHEREAS, the Parties would not have consummated the transactions contemplated by the Asset Purchase Agreement or the Merger Agreement except in reliance in the indemnification and covenants contained herein;

    NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, and after good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby contract and agree as follows:

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    1.   DEFINED TERMS.  Unless defined herein or unless the context indicates to the contrary, all defined or capitalized terms contained in either the Asset Purchase Agreement or the Merger Agreement shall have the same meaning in this Agreement as in either the Asset Purchase Agreement or the Merger Agreement. In case of any conflict between the Asset Purchase Agreement and the Merger Agreement, then the terms of the Asset Purchase Agreement will control.

    2. INDEMNIFICATION OF THE PARENT AND THE PURCHASER. Subject to the terms and conditions contained herein, the Sellers and the Shareholder, on a joint and several basis, agree to indemnify the Parent, the Purchaser and their respective officers, shareholders, directors and affiliates (the "Purchaser Indemnified Parties") against, and hold the Purchaser Indemnified Parties harmless from, any loss, damage or expense (including attorneys' fees) sustained by the Purchaser Indemnified Parties arising out of or resulting from (A) any inaccuracy or breach of any of the representations, warranties or covenants made by the Sellers and the Shareholder either the Asset Purchase Agreement or the Merger Agreement or (B) any Retained Liabilities (collectively a "Purchaser Indemnified Loss").

    3.   INDEMNIFICATION OF THE SELLERS AND THE SHAREHOLDER.   Subject to the
terms and conditions contained herein, the Purchaser and the Parent, on a joint and several basis, agree to indemnify the Sellers and the Shareholder against, and hold the Sellers and the Shareholder harmless from, any loss, damage or expense (including reasonable attorneys' fees) sustained by the Sellers arising out of or resulting from (A) any inaccuracy or breach of any of the representations, warranties or covenants made by the Purchaser or the Parent in either the Asset Purchase Agreement or the Merger Agreement, (B) any claims made pursuant to an Assumed Liability, or (C) any obligations or liability incurred by OEC or the Purchaser with respect to the Property following the Closing.

    4. SURVIVAL. The representations and warranties set forth in the Merger Agreement and the Asset Purchase Agreement shall survive on the terms set forth
in such document.   All covenants and agreements and in any certificate or
instrument delivered in connection herewith shall survive the Closing; except that the covenant to indemnify any Party hereunder by another Party hereunder an inaccuracy or breach of any representation or warranty shall survive until the expiration of the period for which claims can be made as to a particular representation or warranty under either the Merger Agreement or the Asset Purchase Agreement (the "Representation Expiration Date") and then and thereafter only with respect to those claims for indemnification for any inaccuracy or breach of any representation or warrant which are made prior to the applicable Representation Expiration Date.

    5. INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

         (A) A Party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify in writing the other Party (the "Indemnifying Party") of the claim which has given rise to a right of indemnification under this Agreement, (the "Indemnity Claim") describing in detail the nature of the claim (the "Claim Notice"). The Indemnifying Party shall promptly, after receipt of the Claim Notice, at the sole cost

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    and expense of the Indemnifying Party, defend the Indemnified Party against such Indemnity Claim or if the Indemnifying Party denies responsibility it shall promptly so notify the party claiming indemnification.

         (B) The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Indemnity Claim which the Indemnifying Party elects to contest and to provide witness and other support at no cost, other than reimbursement for travel and lodging. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 5(B).

         (C) If the Indemnifying Party wrongfully fails to diligently defend the Indemnity Claim, then the Indemnified Party shall have the right to assume the defense of such Indemnity Claim at the sole cost and expense of the Indemnifying Party.

    6.   LIMITATIONS.

         (A) Neither the Sellers, the Purchaser, the Parent nor the Shareholder shall be entitled to indemnification hereunder with respect to any loss, damage or expense (including reasonable attorneys' fees) unless the aggregate amount of all such losses, damages or expenses (including reasonable attorneys' fees) exceeds $300,000 (the "Basket Amount"), whereupon the Purchaser and the Parent, on the one hand, and the Sellers and the Shareholder on the other hand, shall be entitled to indemnification for all damages incurred, including the Basket Amount; provided, however, said Basket Amount shall not apply to the Purchaser's obligation to pay and discharge the Assumed Liabilities as set forth in the Asset Purchase Agreement.

         (B) In no event shall either the Sellers or the Shareholder on one hand or the Parent and Purchaser on the other hand be required to indemnify any other Party hereunder in an amount which, individually or in the aggregate, exceeds $14,400,000.

         (C) In no event shall any Seller, or any shareholder or member of either Seller or OEC (other than the Shareholder) be liable to the Purchaser or the Parent under this Agreement for more that the amount of proceeds actually received by such Seller or member or shareholder from or due to the transactions contemplated by the Asset Purchase Agreement and the Merger Agreement.

         (D) SOLE REMEDY. The provisions of this Agreement represent the sole remedy available to any Party hereto for a misstatement or omission from any representation, or a breach of any warranty or covenant or agreement contained in the Asset Purchase Agreement, the Merger Agreement or any other document delivered in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement or the Merger Agreement (the "Transaction Documents"), and each Party hereby

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    unconditionally waives any other rights that they may have at law or in equity for a misstatement or omission from any representation, or a breach of any warranty or covenant or agreement contained in the Asset Purchase Agreement, the Merger Agreement or any of the Transaction Documents.

    7. USE OF PARENT COMMON STOCK. In the event the Sellers or the Shareholder are the Indemnifying Parties, then such Parties may satisfy their obligations under this Agreement by surrendering to the Parent and the Purchaser shares of Parent Common Stock received in the Merger and receive credit for such shares of Parent Common Stock in an amount equal to the higher of (a) $1.90 per share for each share of Parent Common Stock so surrendered or (b) the average closing price for thirty (30) trading days for the Parent Common Stock for the period prior to such payment.

    8. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when received if sent by registered or certified mail, return receipt requested, or by reputable overnight delivery service, to the Parties at the following addresses (or at such other address as Party may specify by like notice);

         (A)  If to Purchaser:

              Equity Compression Services Corporation
              Twenty East Fifth Street, Suite 150
              Tulsa, OK  74103
              Attention:  President

              With copies to:

              Schlanger, Mills, Mayer & Grossberg
              5847 San Felipe, Suite 1700
              Houston, Texas  77056
              Attention:  Kyle Longhofer

         (B)  If to Sellers or the Shareholder to:

              Dennis W. Estis
              Ouachita Energy Corp.
              228 Industrial Street
              West Monroe, LA  71292

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              With a copy to:

              Mayor, Day, Caldwell & Keeton, LLP
              700 Louisiana, Suite 1900
              Houston, TX 77002
              Attention:  Ed Rodgers

    9. EXCLUSIVE AGREEMENT. This Agreement, together with the Asset Purchase Agreement, the Merger Agreement, the Confidentiality Agreement and the Transaction Documents supersedes all prior agreements between the Parties (written or oral) and is intended as a complete and exclusive statement of the terms of the agreement among the Parties.

    10. CHOICE OF LAW; AMENDMENTS; HEADINGS. This Agreement shall be governed by the internal laws of the State of Texas. This Agreement may not be amended or modified orally. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    11. ASSIGNMENTS AND THIRD PARTIES. No Party hereby shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, however, that no such assignment shall relieve the assigning party of liability hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. No assignment of this Agreement shall release the assigning party of any of its obligations under the Agreement. Nothing in this Agreement shall entitle any person other than Sellers or Purchaser, or their respective successors and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind.

    12. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

    14. WAIVER. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing by Individual and either the president of Company or another duly authorized officer of Company. No waiver by a party of any breach by the other party of, or of any compliance by

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the other party with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar conditions or provisions at the same time or at any prior or subsequent time.

    15. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas.

    16. EXPENSES OF LITIGATION. If any proceeding is brought by any Party or its successors or assigns for the enforcement of this Agreement, or as a result of any alleged dispute, breach, default or misrepresentation by any Party of any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in pursuing such proceeding, in addition to such other relief to which it may be entitled, together with interest thereon at a rate of 10% per annum.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               PARENT

                               EQUITY COMPRESSION SERVICES CORPORATION

                               By: /s/ MATTHEW S. RAMSEY
                                  ---------------------------------------
                               Title: PRESIDENT & CHIEF EXECUTIVE OFFICER
                                      -----------------------------------


                               PURCHASER

                               OEC ACQUISITION CORPORATION

                               By:  /s/ MATTHEW S. RAMSEY
                                   --------------------------------------
                               Title:  PRESIDENT
                                     ------------------------------------


                               SELLERS

                               OUACHITA ENERGY PARTNERS, LTD.

                               By: /s/ ANDY C. PAYNE
                                   --------------------------------------
                               Title: EXECUTIVE VICE PRESIDENT
                                     ------------------------------------

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                                OUACHITA COMPRESSION GROUP, LLC.

                                By: /s/ ANDY C. PAYNE
                                   --------------------------------------
                                Title: CHIEF FINANCIAL OFFICER
                                      -----------------------------------



                                SHAREHOLDER:

                                /s/ DENNIS W. ESTIS
                                -----------------------------------------
                                Dennis W. Estis

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